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                                                                      EXHIBIT 11

Endo Pharmaceuticals Holdings Inc.
Statement Regarding Computation of Per Share Earnings

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
                                               Three Months Ended                      Six Months Ended
                                                    June 30,                               June 30,
                                         ---------------------------------    ----------------------------------
                                              2000               1999              2000               1999
                                         ---------------    --------------    ---------------    ---------------
Numerator:
Net income (loss) available to
common stockholders                      $        608      $      (2,638)     $    (16,986)      $     (3,717)

Denominator:
For basic per share data -
weighted average shares                    71,328,424         71,333,979        71,326,680         71,335,335

Effect of dilutive stock options                    -                  -                 -                  -

For diluted per share data                 71,328,424         71,333,979        71,326,680         71,335,335

Basic earnings (loss) per share          $        .01       $       (.04)     $       (.24)      $       (.05)

Diluted earnings (loss) per share        $        .01       $       (.04)     $       (.24)      $       (.05)
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